Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THEY MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. ANY PROPOSED TRANSFER OR RESALE OF SUCH SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.
THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED TO THE SENIOR OBLIGATIONS PURSUANT TO THAT CERTAIN SUBORDINATION AGREEMENT DATED AUGUST 1, 2025 BETWEEN THE HOLDER OF THIS NOTE AND THE SENIOR CREDITOR, AND ALL TERMS AND CONDITIONS OF THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBJECT TO THE RIGHTS OF THE SENIOR CREDITOR UNDER THE SUBORDINATION AGREEMENT.
CONVERTIBLE NOTE

Original Principal Amount: US$12,500,000.00	Issuance Date: August 7, 2026

FOR VALUE RECEIVED, Local Bounti Corporation, a Delaware corporation (the “Company”), hereby promises to pay U.S. Bounti, LLC, a Delaware limited liability company, or its permitted assigns (the “Holder”) the amount set out above as the Original Principal Amount, as such amount may be (i) increased pursuant to the payment of PIK Interest (as defined below), or (ii) reduced pursuant to any payment (if any) in cash, any conversion effected in accordance with the terms hereof or pursuant to any repurchase effected in accordance with the terms hereof (the balance of such amount from time to time being the “Outstanding Principal Balance”), together with accrued interest, when due, whether upon the Maturity Date (as defined below), acceleration, or otherwise (in each case in accordance with the terms hereof). This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof) (this “Note” or the “Note”), is issued pursuant to the Purchase Agreement on the Issuance Date. Certain capitalized terms used herein are defined in Section 20 below. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

1.PAYMENTS OF PRINCIPAL.
(a)The Note Obligations Amount (as defined below) shall be due and payable on the Maturity Date.
(b)The “Maturity Date” shall be August 7, 2031.
(c)The “First Principal Payment Date” shall be August 7, 2030.
(d)Without limiting any other provision of this Note, the Company shall not make any payments of principal on the Note without first providing the Holder with at least five (5) Business Days’ notice of such payment.
2.INTEREST; INTEREST RATE.
(a)During the term of this Note, Interest shall accrue on the Outstanding Principal Balance of this Note at an annual interest rate of 7.0%, commencing on the Issuance Date.
(b)Subject to Section 2(c), (i) Interest shall accrue semi-annually on each June 30 and December 31, commencing December 31, 2026 (each, a “PIK Interest Payment Due Date”), and (ii) Interest shall be payable semi-annually in arrears on each PIK Interest Payment Due Date by automatically increasing the principal amount of this Note by the amount of such Interest (with such increased amount thereafter accruing Interest as well) on each PIK Interest Payment Due Date (“PIK Interest”).
(c)From time to time after the third anniversary of the Issuance Date, Interest may be payable quarterly in arrears in cash on each March 31, June 30, September 30 and December 31, commencing December 31, 2029 (each, a “Cash Interest Payment Due Date” and such Interest, “Cash Interest”), in each case, in an amount equal to Interest accrued during the quarter ending on such Cash Interest Payment Due Date, but only so long as (i) at least thirty (30) days prior to any Cash Interest Payment Due Date, the Holder submits a written request to (A) the Company and (B) if the Senior Obligations have not yet been Paid in Full, to the Senior Creditor, requesting that such Interest be payable in cash (a “Cash Interest Request”) and (ii) if the Holder is required to submit a Cash Interest Request to the Senior Creditor pursuant to clause (i)(B) above, the Senior Creditor approves the Cash Interest Request in advance in writing in its sole discretion.
(d)If the Holder has not delivered a Cash Interest Request with respect to a Cash Interest Payment Due Date pursuant to Section 2(c), such Interest shall instead be paid in kind on the next occurring PIK Interest Payment Due Date in the manner set forth in Section 2(b), and the Company shall make a record on its books of such payment in kind.
(e)Interest hereunder will be paid to the Holder as provided in Section 16(b). All Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months.
(f)Without limiting any other provision of this Note, the Company shall not make any payments of PIK Interest or Cash Interest without first providing the Holder with at least five (5) Business Days’ notice of such payment.
3.CONVERSION.
(a)Optional Conversion Right. Upon compliance with the provisions of this Section 3, the Holder shall have the right to convert all or any portion of the Note Obligations

Amount into shares of Common Stock from time to time at any time prior to 5:00 p.m. New York City time on the Trading Day immediately preceding the Maturity Date, in each case, at the then applicable Conversion Price (the “Conversion Right”).
(b)Mechanics of Conversion.
(i)In order to exercise its rights pursuant to the Conversion Right, the Holder shall deliver written notice in the form of Exhibit I to the Company stating that the Holder elects to convert all or part of the Note Obligations Amount represented by this Note. Such notice shall state the Note Obligations Amount which the Holder seeks to convert. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed to be the beneficial owner of the underlying shares of Common Stock as of such date.
(ii)The Holder of this Note shall be deemed to beneficially own the Common Stock underlying this Note as of the applicable Conversion Date. Not later than one (1) Trading Day following the Conversion Date, the Company shall promptly issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock to which the Holder is entitled and, in the case where only part of this Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by the Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the principal amount of the Note so surrendered. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of Note, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company may, at its election (and shall cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of this Note to the Holder, by crediting the account of Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, if such DWAC system is available for the issuance of such shares of Common Stock under the terms of this Note and the Purchase Agreement. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 3 shall be deemed to have been made immediately prior to the opening of business on the applicable Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated as the beneficial owner of such shares of Common Stock at the opening of business on the applicable Conversion Date.
(iii)No fractional shares of Common Stock shall be issued upon any conversion of the Note pursuant to this Section 3. In lieu of fractional shares, the Company shall round such fractional shares of the Common Stock up to the nearest whole share.
(c)On the fourth anniversary of the Issuance Date, fifty percent (50%) of the Note Obligations Amount shall be automatically converted into shares of Common Stock at the Conversion Price. The remaining fifty percent (50%) of the Note Obligations Amount shall be automatically converted into shares of Common Stock at the Conversion Price on the Maturity Date. Notwithstanding the foregoing, however, the Holder may elect to be paid fifty percent (50%) of the Note Obligations Amount in cash on the fourth anniversary of the Issuance Date, with the remaining fifty percent (50%) of the Note Obligations Amount repaid in cash on the Maturity Date (each of the fourth anniversary of the Issuance Date and the Maturity Date, a “Cash Principal Payment Date”) (unless the Holder elects to convert such amount pursuant to the terms hereof), but only so long as (i) at least thirty (30) days prior to any Cash Principal Payment Date, the Holder submits a written request to (A) the Company and (B) if the Senior Obligations have not yet been Paid in Full, to the Senior Creditor, requesting that the Note Obligations Amount be paid in cash (a “Cash Payment Request”) and (ii) if the Holder is required to submit a Cash Payment Request to the Senior Creditor pursuant to clause (i)(B) above, the Senior Creditor approves the Cash Payment Request in advance in writing in its sole discretion.
(d)Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
(e)Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issuance Date shall make or issue a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock issuable in payment of such dividend or distribution. In the event that the Senior Obligations have been Paid in Full and the Company at any time or from time to time after the Issuance Date shall make or issue a dividend or other distribution payable in (x) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution; and (y) shares of Capital Stock, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Board) of the Distributed Property distributed with respect to each share of Common Stock, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution.
(f)Adjustment for Reclassification, Exchange or Substitution. If the shares of Common Stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Holder of this Note shall have the right thereafter to convert this Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which the Note might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
(g)Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issuance Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company’s assets or reorganization involving the shares of Common Stock (collectively, a “Capital Reorganization”) (other than a Fundamental Transaction), as part of such Capital Reorganization, provision shall be made so that the Holder will thereafter be entitled to receive upon conversion of this Note the number of shares or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Holder after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Note) and the provisions of the Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, this Note shall become a Note of such surviving entity, with the same powers, rights and preferences as provided herein.
(h)Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to the Holder a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.
(i)Notice of Record Date. In the event: (i) that the Company declares a dividend (or any other distribution) on its Common Stock payable in shares of Common Stock, securities, or other assets, rights or properties; (ii) that the Company subdivides or combines its outstanding shares of Common Stock; (iii) of any reclassification of the shares of Common Stock (other than a subdivision or combination of the Company’s outstanding shares of Common Stock or a share dividend or share distribution thereon); (iv) of any Capital Reorganization; or (v) of the involuntary or voluntary dissolution, liquidation or winding up of the Company, then the Company shall notify the Holder in writing, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating: (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (B) the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up.
(j)Notice of Adjustment to Conversion Price. The Company will provide prompt written notice to the Holder upon the occurrence of any adjustment to the Conversion Price.
(k)Limitations on Conversion.    The Company shall not be obligated to issue, and the Holder shall not have the right to receive, upon conversion of the Note, any shares of Common Stock if the issuance of such shares of Common Stock would exceed the Exchange Cap, except that such limitation shall not apply after the date that Stockholder Approval is approved and deemed effective in accordance with Section 1.2 of the Purchase Agreement.
4.RIGHTS UPON A FUNDAMENTAL TRANSACTION.
(a)Upon the occurrence of a Fundamental Transaction, the Holder may elect to either (i) convert the Note Obligations Amount into shares of Common Stock at the Conversion Price in accordance with Section 3 or (ii) if the Senior Obligations have not yet been Paid in Full, subject to the prior written consent of the Senior Creditor in its sole discretion, require the Company to repurchase all or any part of the Note pursuant to an offer as provided in this Section 4 (the “Fundamental Transaction Offer”) at an offer price in cash equal to the Note Obligations Amount as of the Fundamental Transaction Payment Date (the “Fundamental Transaction Payment”).
(b)Without limiting the foregoing Section 4(a), on or before the 20th calendar day prior to a Fundamental Transaction, the Company shall give to the Holder notice (the “Fundamental Transaction Notice”) of the occurrence of the Fundamental Transaction and of the Holder’s right to receive the Fundamental Transaction Payment arising as a result thereof. Each notice of the Holder’s right to participate in the Fundamental Transaction Offer (the “Fundamental Transaction Repurchase Right”) shall state:
(i)the date on which this Note shall be converted or repurchased (the “Fundamental Transaction Payment Date”), which date shall be no later than 60 calendar days from the date of the Company’s delivery of the Fundamental Notice;
(ii)the date by which the Fundamental Transaction Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Fundamental Transaction Payment Date;
(iii)the amount of the Fundamental Transaction Payment;
(iv)a description of the procedure which the Holder must follow to exercise the Fundamental Transaction Repurchase Right, and the place or places where this Note is to be surrendered for payment of the Fundamental Transaction Payment; and
(v)the Conversion Price then in effect and the place where this Note may be surrendered for conversion.
No failure by the Company to give the Fundamental Transaction Notice and no defect in any Fundamental Transaction Notice shall limit the Holder’s right to exercise its Fundamental Transaction Repurchase Right or affect the validity of the proceedings for the repurchase of this Note.
(c)To exercise the Fundamental Transaction Repurchase Right, the Holder shall deliver to the Company, on or before the date that is two (2) Trading Days prior to the Fundamental Transaction Payment Date, (i) written notice of the Holder’s exercise of such right, which notice shall set forth the name of the Holder, the Outstanding Principal Balance to be converted or repurchased, and a statement that an election to exercise the Fundamental Transaction Repurchase Right is being made thereby, (ii) the written consent of the Senior Creditor (to the extent required under the foregoing Section 4(a)), and (iii) the Note with respect to which the Fundamental Transaction Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Note shall continue until midnight (Eastern Time) the date that is two (2) Trading Days preceding the Fundamental Transaction Repurchase Date.
(d)On the Fundamental Transaction Payment Date, the Company will (i) accept for payment this Note or portions thereof properly tendered pursuant to the Fundamental Transaction Offer and (ii) without limiting the foregoing Section 4(a), deliver cash in the amount of the Fundamental Transaction Payment to each Holder in respect of this Note or portions thereof so tendered.
(e)The Company will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of this Note as a result of a Fundamental Transaction.
(f)If this Note is to be repurchased only in part, this Note shall be surrendered to the Company and the Company shall execute and make available for delivery to the Holder without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the Outstanding Principal Balance so surrendered.
5.[RESERVED].
6.DEFAULT. This Note shall be subject to the Event of Default provisions set forth in Section 6.3 of the Purchase Agreement.
7.REMEDIES. On the occurrence of an Event of Default that has not been timely cured as provided in the Purchase Agreement:
(a)Acceleration of Note. If an Event of Default shall have occurred and be continuing, then the Holder may, at the Holder’s option, declare all sums due to the Holder pursuant to this Note to be immediately due and payable, whereupon the same will become forthwith due and payable and the Holder will be entitled to proceed to selectively and successively enforce the Holder’s rights under the Purchase Agreement or any other instruments delivered to the Holder in connection with the Purchase Agreement (including this Note); provided, however, that the occurrence of any Event of Default of the type specified in Section 6.3(f) of the Purchase Agreement shall cause the aggregate Note Obligations Amount to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Company. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Holder shall constitute a waiver, election or acquiescence by it.
(b)Waiver of Default. The Holder shall, upon execution of an instrument or instruments in writing signed by it, waive (and shall be deemed to have waived) any Event of Default which has occurred together with any of the consequences of such Event of Default and, in such event, the Holder and the Company will be restored to their respective former positions, rights and obligations hereunder. Any Event of Default so waived will, for all purposes of this Note, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Event of Default or impair any consequence of such subsequent or other Event of Default.

(c)Delays, etc. No failure on the part of the Holder to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Holder of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.
8.RESERVATION OF AUTHORIZED SHARES. So long as this Note is outstanding, the Company shall, on or prior to the date of conversion of this Note, take all action necessary to reserve the requisite number of shares of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of this Note, such that the number of shares of Common Stock shall be duly and validly reserved and available for issuance at the time of the conversion of this Note, and upon issuance in accordance with the terms of this Note, the Common Stock will be duly and validly issued, fully paid and nonassessable.
9.VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except with respect to the Common Stock issuable upon conversion of this Note.
10.AMENDMENT AND WAIVER. This Note, and any of the terms and provisions hereof, may be amended from time to time with the written consent of the Holder and the Company; provided that the Company shall be entitled to amend this Note to surrender or waive any right on the part of the Company. The Holder may waive compliance by the Company with any of the terms hereof.
11.TRANSFER AND RELATED PROVISIONS.
(a)This Note may not be directly or indirectly offered, sold, assigned or transferred by the Holder without the prior written consent of the Company; provided, however, that the Holder shall be permitted to effect Family or Estate-Planning Transfers solely for estate planning purposes without the consent of the Company.
(b)The Company shall maintain and keep updated a register (the “Register”) for the recordation of the names and addresses of the holders of this Note and the Outstanding Principal Balance of this Note held by such holders (as registered on the Register, a “Registered Note”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of this Note shall treat each Person whose name is recorded in the Register as the owner of this Note for all purposes, including, without limitation, the right to receive payments of principal hereunder, notwithstanding notice to the contrary. Without limiting any other provision of this Note, a Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a satisfactory request to assign or sell all or part of any Registered Note by a holder and the physical surrender of this Note to the Company, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes, the aggregate Outstanding Principal Balance of which is the same as the entire Outstanding Principal Balance of the surrendered Registered Note, to the designated assignee or transferee pursuant to Section 12.
12.REISSUANCE OF THIS NOTE.
(a)Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d)), registered as the Holder may request, representing the Outstanding Principal Balance of the Note being transferred by the Holder and, if less than the entire Outstanding Principal Balance of the Note held by the Holder is being transferred, a new Note (in accordance with Section 12(d)) to the Holder representing the Outstanding Principal Balance of the Note not being transferred. The Holder and any transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 12(d) following conversion or redemption of any portion of this Note, the Outstanding Principal Balance represented by this Note may be less than the Outstanding Principal Balance stated on the face of this Note.
(b)Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the Outstanding Principal Balance.
(c)Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 12(d)) representing in the aggregate the Outstanding Principal Balance of this Note, and each such new Note will represent such portion of such Outstanding Principal Balance at the time of such surrender.
(d)Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the remaining Outstanding Principal Balance (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Outstanding Principal Balance which, when added to the aggregate Outstanding Principal Balance represented by the other new Notes issued in connection with such issuance, does not exceed the remaining Outstanding Principal Balance under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, (v) shall represent accrued and unpaid Interest on the Outstanding Principal Balance of this Note, if any, from the Issuance Date, (vi) shall contain in a conspicuous manner a legend, substantially in the form of the legend contained in this Note, stating that the indebtedness evidenced thereby is subordinated to the Senior Debt, and (vii) shall be timely prepared and issued by the Company, but in no event shall the Company issue such new Note more than five (5) Business Days after surrender of this Note or the receipt of the evidence reasonably satisfactory to the Company pursuant to Section 12(b), as the case may be.
13.REMEDIES. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise, including injunctive relief or specific performance. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
14.CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.
15.FAILURE OR INDULGENCE NOT WAIVER. The Holder shall not by any act or omission be deemed to waive any of its rights or remedies under this Note or the Purchase Agreement unless such waiver shall be in writing and signed by the Holder, and then only to the extent specifically set forth therein.

16.NOTICES AND PAYMENTS.
(a)Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8.5 of the Purchase Agreement.
(b)Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds to such account as may be provided to the Company by Holder. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any PIK Interest Payment Due Date or Cash Interest Payment Due Date, as applicable, which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. All payments to be made by the Company under this Note to any Holder shall be paid free and clear of and without any deduction or withholding for or on account of, any and all taxes, unless such deduction or withholding is required by law, in which case Company shall withhold such taxes and such withheld amounts shall be treated as paid to the Holder to extent they are remitted to the appropriate taxing authority, and no additional amounts shall be required to be made by the Company to such person with respect to such taxes deducted or withheld; provided, however, all payments to be made by the Company under this Note to any Holder who has timely provided a properly completed and valid Internal Revenue Service Form W-9 certifying that such person is not subject to United States federal income tax withholding shall be paid free and clear of and without any deduction or withholding for or on account of, any and all United States federal and income taxes, unless otherwise required by a change in applicable law (or interpretation thereof) after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of any state, local or foreign law). In the event that a taxing authority determines that a payment made by Company under this Note should have been subject to withholding (or to additional withholding) for taxes, and the Company remits such withholding tax to the taxing authority, the Company will have the right to offset such amount (including Interest and penalties that may be imposed thereon) against future payment obligations of the Company to such person under this Note. The Company agrees to keep any tax forms or certifications provided by Holder pursuant to this Section 16(b) of the Purchase Agreement confidential, except as the Company reasonably determines in good faith to be necessary to comply with applicable law.
17.WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.
18.GOVERNING LAW, JURISDICTION AND SEVERABILITY. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.
19.[RESERVED].
20.CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:
(a)“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.
(b)“Closing Price” of the shares of Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock, in each case as quoted on the New York Stock Exchange or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.
(c)“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
(d)“Conversion Price” means $1.37, subject to adjustment as provided in Section 3.
(e)“Family or Estate-Planning Transfer” means a transfer of the Note to (a) a Related Person of the transferring Holder Real Party in Interest, (b) a trust under which the distribution of the Note may be made only to Related Persons of the transferring Holder Real Party in Interest, (c) a corporation, the stockholders of which are only Related Persons of the transferring Holder Real Party in Interest, (d) a partnership or limited liability company, the partners or members of which are only Related Persons of the transferring Holder Real Party in Interest, (e) a foundation under the terms of the estate plan (will and/or revocable trust) of an Holder Real Party in Interest or (f) by will or by the laws of intestate succession, to the executors, administrators, testamentary trustees, legatees or beneficiaries of the Holder Real Party in Interest.
(f)“Fundamental Transaction” means the occurrence of any of the following events: (i) there occurs a sale of the Company or a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company, (ii) there occurs a voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Company, (iii) any Person or “group,” directly or indirectly, obtains Beneficial Ownership of 50% or more of the outstanding Voting Stock, (iv) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of all of voting power of the outstanding shares of Voting Stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction or (v) a majority of the Board is no longer composed of (x) directors who were directors of the Company on the Closing Date and (y) directors who were nominated for election or elected or appointed to the Board with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board in accordance with this subclause (y).
(g)“Holder Real Party in Interest” means a natural person determined as follows: (i) if the Holder is a natural person, the Holder, (ii) if the Holder is a trust, the natural person(s) who created or funded such trust, directly or indirectly, or (iii) if the Holder is an entity, the natural person(s) who, directly or indirectly, controls such entity.
(h)“Interest” means interest on any Outstanding Principal Balance from time to time, in the manner and at the rates specified in Section 2 hereof.
(i)“Issuance Date” means the date the Company initially issued this Note pursuant to the terms of the Purchase Agreement.
(j)“Note Obligations Amount” means, as of any time, the then Outstanding Principal Balance together with any accrued and unpaid Interest. For the avoidance of doubt, PIK Interest that has already been reflected in the Outstanding Principal Balance as of the relevant date, shall not also be included in the calculation of accrued and unpaid Interest.
(k)“Paid in Full” has the meaning assigned to such term in the Subordination Agreement.
(l)“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
(m)“Purchase Agreement” means that certain Convertible Note and Warrant Purchase Agreement dated as of the date hereof, by and among the Company and the Holder, pursuant to which the Company issued this Note.
(n)“Related Person” means the spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) of a Holder Real Party in Interest and the spouses of each such person.
(o)“Senior Creditor” has the meaning assigned to such term in the Subordination Agreement.
(p)“Senior Obligations” has the meaning assigned to such term in the Subordination Agreement.
(q)“Voting Stock” means securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

21.PRIORITY; LEGEND.
(a)This Note is subordinated in right of payment to all current and future secured indebtedness of the Company for borrowed money to the Senior Creditor, banks, commercial finance lenders or other institutions regularly engaged in the business of lending money, including, without limitation, the Senior Obligations (collectively, the “Senior Debt”). The Company hereby agrees, and by accepting this Note, the Holder hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon notice from the holders of such Senior Debt to the Company that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt, the Company will not make, and the Holder will not receive or retain, any payment under this Note. Each of the Holder and the Company acknowledges and agrees that this Note constitutes a “Subordinated Loan Document” and the indebtedness evidenced hereby constitutes “Subordinated Obligations” in each case pursuant to the Subordination Agreement.
(b)In addition to the foregoing clause (a), this Note and the indebtedness evidenced hereby are subordinated to the Senior Obligations pursuant to that certain Subordination Agreement dated August 1, 2025 (the “Subordination Agreement”) between the Holder and the Senior Creditor, and all terms and conditions of this Note and the indebtedness evidenced hereby are subject to the rights of the Senior Creditor under the Subordination Agreement.
22.UNSECURED NOTE. The indebtedness represented by this Note is unsecured. The Holder agrees not to seek or accept from the Company or any other person any security (including, for the avoidance of doubt, any lien on any asset of the Company or such other person), guarantee or other credit enhancement for the indebtedness represented by this Note.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.
LOCAL BOUNTI CORPORATION

By:	/s/ Kathleen Valiasek
Name:	Kathleen Valiasek
Title:	Chief Executive Officer and President

Accepted and agreed:
U.S. BOUNTI, LLC

By:	/s/ Charles R. Schwab
Name:	Charles R. Schwab
Title:	Manager

[Signature Page to Convertible Note]

Exhibit I
LOCAL BOUNTI CORPORATION
CONVERSION NOTICE
Reference is made to the Convertible Note (the “Note”) issued to the undersigned by Local Bounti Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Note Obligations Amount (as defined in the Note) of the Note indicated below into shares of Common Stock (as defined in the Note) as indicated below, as of the date specified below.
Date of Conversion:
Note Obligations Amount to be converted:
Please confirm the following information:
Conversion Price:
Number of shares of the Common Stock to be issued:
Please issue the Common Stock into which the Note is being converted in the following name and to the following address:
Issue to:
Authorization:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)
Address:
(if physical delivery)
By:
Title:
Dated: